Exhibit 99.1

CHARLOTTE RUSSE ANNOUNCES THIRD QUARTER RESULTS

AND NAMES MARK HOFFMAN AS NEW C.E.O.

•	5% Third Quarter Sales Growth Despite Same Store Sales Decline of 16.1%

•	Net Income for Quarter of $2.8 Million with EPS of 12 Cents

•	52 New Store Openings Year-to-Date, Up to 70 Planned for Fiscal 2003

•	Mark Hoffman Promoted to Chief Executive Officer and Joins Board of Directors

SAN DIEGO, California, July 17, 2003 – Charlotte Russe Holding, Inc. (Nasdaq/NM: CHIC), a growing specialty retailer of fashionable, value-priced apparel and accessories for young women, today reported financial results for the third quarter of fiscal 2003 ended June 28, 2003.

Chairman Bernard Zeichner remarked: “It is with great pleasure that I announce the promotion of Mark Hoffman to the CEO position and his election to our Board of Directors. As you may know, when Mark joined us about two years ago, it was my intention to immerse him into every aspect of the business. With the exception of merchandising, all functional areas have reported to Mark. He has made significant contributions as we have executed our national expansion, and he has clearly demonstrated his leadership skills. As CEO, he will now assume overall leadership to include the merchandising organization.

“While I am relinquishing my CEO title, it should be understood that I intend to remain actively involved in the business, with specific focus on its strategic development. As an active Chairman of the Board of Directors, I look forward to using the successes of the past seven years as a platform for even greater achievements in the future.”

With respect to the third quarter sales and earnings, Mark Hoffman had the following remarks: “Financial results for the quarter ended June 2003 continue to be disappointing with sales at comparable stores declining about 16%. The young womens fashion-forward retailing sector continues to be under pressure; however, we are making the necessary business decisions to protect the bottom line results.

“In that regard, we feel that the third quarter revealed how strong merchandise margins can be achieved through disciplined inventory control. Product-level gross margins were better than the third quarter last year, but we continued to experience reverse leverage of store occupancy and payroll costs due to the decline in average store sales. We believe that once we see improvement in sales trends, the leveraging of these expenses will combine with our consistently strong product-level gross margins to significantly improve our operating margins.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0330

We ended the third quarter well positioned with $17 million in cash, no long-term debt, and inventories flat with last year. In fact, inventory levels at stores open for more than one year were down 10% at the end of June. During the month of July, we will flow new refocused merchandise assortments to our stores. The back-to-school floor sets will be complete in both Charlotte Russe and Rampage by the beginning of August.

“Our early July sales results have shown some improvement in sales trends, but comparable store sales continue to run in negative territory,” said Hoffman. “Assuming no significant change in the overall retailing environment, we would guide investors to expect single-digit negative comparable store sales in the fourth quarter of fiscal 2003 with diluted earnings per share of 15 to 19 cents, compared to 25 cents last year. Until sales trends improve, we feel that it is appropriate to maintain our financial strength, and we have revisited our expansion goals for fiscal 2003 and 2004. We expect to open up to 70 new stores during fiscal 2003 ending September 2003 and approximately 50 new stores during fiscal 2004. “

Financial Results:

Net sales for the third quarter increased 5% to $107.2 million from $102.0 million for the third quarter last year. Comparable store sales decreased 16.1% during the quarter, compared to a decrease of 0.3% for the third quarter of fiscal 2002.

Net sales for the first 39 weeks of fiscal 2003 were $333.6 million, an increase of 11% from $300.0 million for the same period last year. Comparable store sales decreased 10.3% during the 39-week period, compared to a decrease of 5.6% that was reported for the same period last year.

Operating income for the third quarter decreased 51% to $4.6 million as compared to $9.3 million for the same quarter last year. Net income declined 51% to $2.8 million from $5.6 million for the same quarter last year. Diluted earnings per share for the quarter was $0.12 as compared to $0.24 for the same quarter of the prior year, a decline of 50%. The average number of shares outstanding during the recent quarter was 23.5 million on a diluted basis.

Operating income for the first 39 weeks of fiscal 2003 decreased 68% to $8.8 million from $27.2 million for the same period last year. Consistent with the company’s previous announcement, the 10 Charlotte’s Room stores were closed during the third quarter. Operating income, before taking into account the pre-tax $5.5 million charge taken in the second quarter for closing the Charlotte’s Room stores, was $14.3 million, a decline of 47% from the same period last year. Net income decreased 68% to $5.3 million from $16.5 million for the same period last year. Diluted earnings per share for the 39-week period was $0.23 as compared to $0.70 for the same period of the prior year, a decrease of 67%. Diluted earnings per share, before taking into account the pre-tax $5.5 million charge associated with the closure of the Charlotte’s Room stores, was $0.37, a decline of 47% from the same period last year.

Charlotte Russe Holding, Inc. is a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women between the ages of 15 and 35. The company operated a total of 293 stores in 37 states and Puerto Rico, as of June 28, 2003 which included 52 new stores opened during the three quarters of fiscal 2003. In total, the company expects to open up to 70 new Charlotte Russe and Rampage stores during fiscal 2003 which ends in September 2003.

The “Charlotte Russe” stores offer fashionable, affordable apparel and accessories that have been tested and accepted by the marketplace, thus appealing to women who prefer established fashion trends. The “Rampage” stores feature emerging fashion trends and appeal to women with a flair for making fashion statements and who want to create a cutting-edge look.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 11:00 a.m. Eastern Time which will be broadcast over the internet at http://www.charlotte-russe.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the Company’s web site shortly after the call, or by calling (877)519-4471, PIN: 3887563.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 13, 2002, and any amendments thereto.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$107,186	$101,956	$333,613	$299,964
Cost of goods sold	80,894	74,061	252,472	216,947

Gross profit	26,292	27,895	81,141	83,017
Selling, general & administrative expenses	21,716	18,604	66,801	55,821
Store closing costs	—	—	5,500	—

Operating income	4,576	9,291	8,840	27,196
Interest income, net	26	14	57	97
Other charges	(56)	(63)	(191)	(211)

Income before income taxes	4,546	9,242	8,706	27,082
Income tax expense	1,773	3,605	3,395	10,562

Net income	$2,773	$5,637	$5,311	$16,520

Basic earnings per share	$0.13	$0.27	$0.25	$0.79

Diluted earnings per share	$0.12	$0.24	$0.23	$0.70

Basic weighted average shares outstanding	21,237	21,194	21,230	20,990
Diluted weighted average shares outstanding	23,463	23,877	23,481	23,704

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(unaudited)

	June 28, 2003	June 29, 2002
ASSETS
Cash and cash equivalents	$17,459	$11,142
Inventories	29,061	28,985
Other current assets	7,990	3,496
Deferred tax assets	4,900	4,200

Total current assets	59,410	47,823
Fixed assets, net	95,780	90,740
Goodwill, net	28,790	28,790
Other assets	1,330	1,431

Total assets	$185,310	$168,784

LIABILITIES
Accounts payable trade	$15,839	$22,921
Accounts payable other	5,193	1,105
Accrued payroll and related expense	3,792	3,800
Income and sales taxes payable	1,563	1,707
Other current liabilities	9,562	8,036

Total current liabilities	35,949	37,569
Deferred rent	9,206	7,755
Other liabilities	298	194
Deferred tax liabilities	5,700	1,700

Total liabilities	51,153	47,218
Total stockholders’ equity	134,157	121,566

Total liabilities and stockholders’ equity	$185,310	$168,784